As filed with the Securities and Exchange Commission on September 22, 2008

Registration No. 333-138097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

ON FORM S-3

TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SIMTEK CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	84-1057605
(State of incorporation)	(I.R.S. Employer Identification Number)

Simtek Corporation

4250 Buckingham Drive, Suite 100

Colorado Springs, Colorado 80907

(719) 531-9444

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Neil H. Weiss

President and Chief Executive Officer

SIMTEK CORPORATION

4250 Buckingham Drive, Suite 100

Colorado Springs, Colorado 80907

(719) 531-9444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On May 31, 2007, Simtek Corporation (the “Registrant”) filed a Post-Effective Amendment No. 1 on Form S-3 (File No. 333-138097) to the Registration Statement on Form S-1 (File No. 333-138097) initially declared effective by the Securities and Exchange Commission on January 16, 2007 to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement registered 2,351,155 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”). This Post-Effective Amendment No. 2 is being filed to remove from registration all authorized shares of Common Stock reserved for issuance that have not yet been issued under the Registration Statement.

Registrant, Cypress Semiconductor Corporation (“Cypress”) and Copper Acquisition Corporation, a wholly-owned subsidiary of Cypress (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of August 1, 2008 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Registrant with Registrant surviving as a wholly-owned subsidiary of Cypress and the conversion of each outstanding share of Registrant Common Stock into the right to receive $2.60 in cash (the “Merger”). The Merger was effected on September 17, 2008, pursuant to Section 253 of the General Corporation Law of the State of Delaware, after Purchaser acquired over 90% of the outstanding Registrant Common Stock. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on September 17, 2008 (the “Merger Date”).

As a result of the Merger, Registrant has terminated all offerings of Registrant Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Registrant hereby removes from registration all shares of Registrant Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on September 22, 2008.

SIMTEK CORPORATION

By:	/s/ Neil H. Weiss
Neil H. Weiss President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil H. Weiss Neil H. Weiss	President and Chief Executive Officer (Principal Executive Officer), and Director	September 22, 2008

/s/ Brad W. Buss Brad W. Buss	Vice President and Treasurer (Principal Financial Officer)	September 22, 2008